BUFFALO GOLD LTD.

FORM 51-102F1

MANAGEMENT’S DISCUSSION AND ANALYSIS

QUARTER ENDED SEPTEMBER 30, 2007

The following discussion and analysis, prepared as of November 28, 2007, should be read together with the unaudited consolidated financial statements for the quarter ended September 30, 2007 and related notes, and the audited financial statements for the year ended December 31, 2006 and related notes, which are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). All financial amounts are stated in Canadian dollars unless otherwise indicated.

Management’s discussion and analysis contains certain forward-looking statements related to, among other things, expected future events and the financial and operating results of the Company. Forward-looking statements are subject to inherent risks and uncertainties including, but not limited to, market and general economic conditions, changes in regulatory environments affecting the Company’s business and the availability and terms of financing. Consequently, actual results and events may differ materially from those included in, contemplated or implied by such forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional information regarding the Buffalo Gold Ltd. (“Buffalo” or the “Company”) is available on SEDAR at www.sedar.com.

BUSINESS OF THE COMPANY

OVERVIEW

Buffalo is in the business of the acquisition, exploration, exploration management, development and sale of mineral properties, with the primary aim of developing properties to a stage where they can be exploited for a profit. At that stage, the Company's operations are dependent on the prevailing market prices for the minerals produced by such operations.

During the period ended September 30, 2007, the Company was engaged in developing and implementing drilling programs for the Mt. Kare and Corridors properties in Papua New Guinea and Australia, respectively, and in field exploration programs for its gold and Ni-Cu-PGE projects in Australia. Earlier in 2007, the Company undertook exploration activities on its uranium properties but suspended these activities on signing a letter of intent to sell these properties. Effective October 26, 2007, the Company assumed control of a gold mine and exploration properties in Sardinia, Italy (see “Sargold Merger” below).

At September 30, 2007, the Company had cash and cash equivalents of $1,011,301. Since that date, the Company has continued spending on its projects and currently has minimal cash on hand. The Company is currently seeking additional financing, but there can be no assurance that it will be successful in doing so.

The more significant events in the Company’s recent history are:

•

In March 2007, the Company signed a letter of intent to merge with Dynasty Gold Corp. In April 2007, following due diligence, the Company’s board of directors concluded that the acquisition of Dynasty Gold Corp. would not fulfil the Company’s objective of becoming a near term gold producer and terminated the letter of intent accordingly.

•

In March 2007, the Company issued 17,000,000 common shares to Longview Capital Partners Limited (“Longview”) as consideration for the purchase of the Company’s interest in the Mt. Kare Property. The common shares are subject to escrow and will be released from escrow over an 18-month period.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

•

In March and April 2007, the Company subscribed for 11,000,000 subscription receipts (convertible into one common share and one half-share purchase warrant) of Kinbauri Gold Corp. (“Kinbauri”) at a cost of $5,500,000. The Company also bought 186,000 shares of Kinbauri in the stock market. The subscription receipts converted to units effective June 29, 2007 and at September 30, 2007 the Company held a 25.8% interest in Kinbauri.

•

In March and April 2007, the Company acquired 4,668,000 shares of Gold Aura Ltd., representing a 4.9% ownership position, at a cost of $391,000. Gold Aura Ltd. is a gold exploration company and its shares are traded on the Australian Stock Exchange.

•

In June 2007, the Company amended the terms of its agreement to acquire up to a 90% interest in exploration license EL 1093 on the Mt. Kare Property and increased its ownership percentage in the property to 54% through the issuance of 3,521,648 common shares (see below).

•

In July 2007, the Company successfully renewed its existing exploration license at Mt. Kare and was also granted a new license for adjoining lands.

•

In July 2007, the Company and Sargold Resource Corporation ("Sargold") signed a letter of intent, subsequently superseded by a definitive agreement, to enter into a friendly merger in which all outstanding securities of Sargold will be exchanged for corresponding securities of Buffalo. This transaction closed on October 26, 2007 (see below Sargold Merger).

•

In August 2007, Bondi Mining Ltd. (“Bondi”), through Buffalo’s wholly-owned Australian subsidiary, Murphy Uranium Pty Ltd. (“Murphy Uranium”), acquired the uranium rights to an area of interest at Newcrest Operations Limited's ("Newcrest") Mt. Hogan Project in Queensland. The property was acquired through a concurrent rights deed between Newcrest and Murphy Uranium. Newcrest's parent company, Newcrest Mining Ltd., is Australia's largest gold mining company and ranks in the top ten gold producers globally. Murphy Uranium is the unlisted subsidiary of Buffalo to be sold to Bondi as part of the previously announced letter of intent where Bondi will acquire Buffalo's uranium portfolio in exchange for Buffalo receiving a 44% stake in Bondi). Under the terms of the deal, Bondi will acquire 100% ownership of any uranium-only deposits delineated and, upon the decision to mine, Newcrest will receive a 2.5% gross product royalty on all uranium produced, including an A$500,000 royalty pre-payment on the decision to mine.

•

In September 2007, Brian McEwen was appointed as Buffalo’s chief executive officer, with Damien Reynolds continuing as executive chairman.

•

On September 25, 2007, the Company’s shares began trading in Canadian, rather than United States, dollars.

•

In November 2007, the Company borrowed $600,000 from companies related by a common director. The funds have been used to finance ongoing operations and will be repaid when the Company completes an equity financing. The loans are described in further detail below.

•

In November 2007, to the Company transferred all of its Australian uranium assets to Bondi in exchange for a 44% stake in that company. Under the terms of the arrangement, Bondi acquired 100% of the Company’s Australian uranium portfolio, which is made up of 10 granted tenements and 13 applications totalling 15,085 square kilometres in three major uranium provinces in the Northern Territory and Queensland. In consideration for acquisition of the portfolio, Bondi issued 25,000,000 of its fully paid ordinary shares to the Company, along with 5,000,000 options to subscribe for ordinary shares at $0.60 per share, with an exercise period that extended until August 2009.

Sargold Merger

In August 2007, the Company and Sargold (TSX-V: SRG, FWB: DU4) signed an agreement (the "Sargold Agreement") to enter into a friendly merger (the “Transaction"). Under the Sargold Agreement, all outstanding securities of Sargold will be exchanged for common shares, common share purchase warrants and options of Buffalo.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Highlights of the Transaction

Under the terms of the Transaction, securityholders of Sargold received one common share, common share purchase warrant or option of Buffalo in exchange for each 3.5 Sargold common shares, common share purchase warrants or options which they hold immediately prior to the effective date of the Transaction. This represented an approximately 80% premium to market on Sargold shares, based on the July 11, 2007 closing price of the shares of both companies. Following completion of the Transaction, Sargold shareholders held 24.3% equity ownership in the merged company.

Acquired Operations

Following the merger, the Company now controls the largest precious metals exploration land area in Sardinia, Italy. The Company now holds a 90% interest in the assets, which include a mine and full processing plant at Furtei, exploration prospects at Monte Ollasteddu and advanced exploration properties at Osilo. Sardinia has a long history of mining including the production of tin, alumina, industrial minerals, coal, base and precious metals. The island of Sardinia sits approximately 150 kilometres west of Rome and has excellent transportation, communication, business and political infrastructure.

The Furtei mine includes a number of potential open pit and underground mines, a processing plant (capable of processing up to 1,200 tonnes per day), multiple exploration targets and a fully permitted mining concession including future tailings disposal. The Furtei processing plant was built in 1995-1996, and has a maximum annual capacity of 360,000 tonnes of ore. The Furtei mine produced 135,000 ounces of gold between 1996 and 2002 from oxide resource, after which the processing plant was converted from an oxide heap leach to a sulphide flotation plant.

Sargold successfully re-commissioned the Furtei plant in the fourth quarter of 2006. Sargold poured its first gold bar at Furtei in March 2007 to launch a near-term production plan based on processing the upgraded ore from the residual heap leach pad at the site. While current production is relatively small-scale, metallurgical test work, internal studies and results to date indicate further exploration is warranted. In 2008, the Company expects to produce between 15,000 and 20,000 ounces of gold from the Sa Perrima gold zone. The Company then plans to increase production by producing gold equivalent from the Su Coru underground zone, which is a gold-copper hosted mineralization. The Company expects to produce between 60,000 to 70,000 ounces of gold equivalent in its second year of operation, and then level off to approximately 50,000 ounces of gold equivalent per year for a minimum of five years.

In addition to the known mineralized zones at Furtei, the Company has defined a series of high priority gold exploration targets within the mine area, as well as at the Monte Ollasteddu and Osilo properties.

Sargold did not complete a feasibility study and there is no certainty that the projected production rates will be achieved or that the proposed operations will be economically viable. Buffalo intends to commission an NI 43-101 report and feasibility study of open pit and underground operations with different processing options.

Exploration Properties - Gold

Mt. Kare Property

The Company’s Mt. Kare gold project is located in Papua New Guinea and comprises two parts: exploration license EL1093, in which the Company has acquired an interest through Madison Minerals Inc. (“Madison”) as described below; and exploration license EL1427 which relates to surrounding lands and which is wholly-owned by the Company. EL1093 and EL1427 were recently renewed and approved respectively. The Company has also applied for exploration license, EL1575, which is located on adjacent lands.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Mt. Kare currently hosts an indicated resource of approximately 1,400,000 ounces of. gold (18.83 million tonnes at 2.31 g/t gold and 17.31 g/t silver) and an inferred resource of approximately 290,000 ounces of. gold (5.75 million tonnes at 1.56 g/t gold and 25.37 g/t silver):

Mineral Resources Category	Cut-off Equivalent	Tonnes (000)	Au g/t	Ag g/t	Contained 000 oz Au
Indicated	1.0	18,830	2.31	17.31	1,396
	2.0	8,559	3.66	22.51	1,008
	3.0	4,587	5.04	25.37	743

Inferred	1.0	5,753	1.56	9.53	288
	2.0	1,331	2.77	11.77	119
	3.0	476	3.85	11.22	59

These estimates are based on a block model where the gold-equivalent service variable is derived from the sum of the gold and silver grades under the assumptions of a gold price of US$550/oz and a silver price of US$10/oz (Aueq g/t = Au g/t + (10/550) x Ag g/t).

On October 20, 2005, the Company entered into an option agreement with Longview to acquire up to a 90% interest in EL1093. Longview held an option from Madison to acquire up to a 100% interest of Madison’s 90% interest in EL1093. Longview is beneficially owned by one of the Company’s directors. One of the Company’s directors is also a director and shareholder of Madison.  Further to the October 20, 2005 agreement, the Company paid Longview $200,000 and in March 2007 issued to Longview 17,000,000 common shares. These common shares are subject to a time-based release from escrow over 18 months from June 28, 2007.

In June 2006, Longview and Madison agreed to grant the Company an extension of certain dates for six months in consideration for the payment by the Company of $150,000. By December 31, 2006, the Company had paid all cash amounts.

In June 2007, Buffalo further amended its agreement with Longview, Longview Capital Holdings Ltd., Madison, Madison Enterprises (BVI Inc.) and Madison Enterprises (PNG) Ltd. (“Madison PNG to revise the basis on which it will acquire various interests in EL1093. Under this agreement, the Company acquired a 60% interest in Madison PNG (which owns a 90% interest in EL1093) by making a payment of $500,000 (settled with 521,648 common shares) and issuing a further 3,000,000 common shares. This transaction completed in late June 2007.

In the future:

(a)

The Company may increase its interest to 75% by completing a bankable feasibility study within four years of signing a definitive agreement. The Company is entitled to a one-year extension if it actively carries out exploration work at Mt. Kare and works towards the bankable feasibility study, spending at least $500,000 in each year of the four-year period.

(b)

After the Company has earned a 75% interest, it may acquire the remaining 25% at fair market value.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Buffalo has been advised of a lengthy and complicated history of litigation in the courts of Papua New Guinea relating to the respective mineral rights under the mining license EL1093 and the Mt. Kare Special Mining Lease 1 (“SML 1”) which has involved, in various proceedings, Kare-Puga Development Corporation Pty Limited (“KDC”), Oakland Limited (“Oakland”) and Ramsgate Resources NL (“Ramsgate”) as well as the Government of Papua New Guinea, Carpenter Pacific Resources NL (“Carpenter”), an Australian public company, and Matu Mining Ltd. (“Matu”), which were previous license holders.  The Company’s understanding of this history is as follows.

KDC and Oakland had a number of agreements relating to the exploration and exploitation of the alluvial mineral rights and, purportedly, the hardrock mineral rights which KDC claimed had been granted to KDC pursuant to the SML 1. In 1996, Carpenter and Matu entered into a conditional settlement agreement with Ramsgate and Oakland in order to settle all of the outstanding litigation relating to EL1093 (the “Settlement Agreement”).  As a result, Oakland became a one-third shareholder in Matu; litigation unresolved at the time of execution of the Settlement Agreement was discontinued by all parties; all rights of Oakland in respect of its agreements with KDC relating to SML 1 and the alluvial activities thereon were assigned to Matu (and subsequently Madison).

The Settlement Agreement was subject to various conditions precedent, including approval by KDC. KDC gave its approval in March 1996 and Matu informed Madison that the other conditions precedent under the Settlement Agreement had been fulfilled or waived.  As a result of the Settlement Agreement, all outstanding litigation was settled.  In April of 1998, Oakland sold its interest in Matu to Carpenter.

On March 20, 1998, Madison, Madison PNG, Carpenter, Matu, Ramsgate, Oakland and KDC entered into a joint venture agreement (the “Joint Venture Agreement”) to govern future exploration and development of EL1093; this agreement and Madison’s interest in EL1093 were both registered in April, 1998.  Madison, through its various subsidiaries, subsequently acquired a 100% legal interest in EL1093 and it holds a 10% interest in EL1093 in trust for KDC, resulting in Madison holding a 90% beneficial interest in EL1093.  KDC will, in turn, hold the interest in trust for the traditional landowners at Mt. Kare.

The Joint Venture Agreement is now only relevant to the extent that it defines the rights and obligations of Madison, and therefore the rights of and between Buffalo and KDC. The Joint Venture Agreement provides that all costs up until the delivery of a feasibility report will be borne by Madison; KDC is obliged to pay its proportionate share of costs following the delivery of a feasibility report, failing which its interest will convert to a royalty interest equal to 10% of net profits. The Joint Venture Agreement received the ministerial approval required under the Mining Act of 1992 (Papua New Guinea) on April 17, 1998.

Work This Year

Buffalo’s 2006 drilling program was focused on one area to support a type 2 economic pre-feasibility study (the “Study”). In 2006, Buffalo completed an infill drilling program at Mt. Kare including 64 diamond drill holes for a total of approximately 9,000 metres. The resulting data has been used to update the geological model and resource. The modelling and estimate were completed by Longview Technical Inc. and were validated by Snowden Mining Consultants as the Qualified Persons and author of the previous NI 43-101 report released in March 2006. In May 2007, the Buffalo-Madison Joint Venture Management Committee recommended to the companies that the type 2 economic pre-feasibility study should be deferred until detailed exploration work is conducted on the many targets throughout the property and the full extent of possible resources understood. Accordingly, Buffalo’s Mt. Kare exploration work has now progressed to a regional exploration program to evaluate 18 targets.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

So far this year Buffalo has drilled 7,133 metres in 33 holes as part of the on-going exploration program at Mt. Kare to test objectives both in the vicinity of known mineralization and at existing targets. Results received to date are summarized below in Table 1. To date, Buffalo has focused the majority of its work at Mt. Kare on infill drilling of the known zones of mineralization predominantly at the Western Roscoelite Zone (“WRZ”), in order to complete the Study previously specified and to earn a 49% interest in the project, in accordance with the original agreement with Madison. While this work has increased the understanding in the mineralization of those known zones, other exploration work completed on EL1093 indicates that there is potential for significant additional mineralization outside of the known zones. The Buffalo-Madison Joint Venture Management Committee recommended to the companies that the Study should be deferred until detailed exploration work is conducted on the many targets throughout the property and the full extent of possible resources understood.

Hole MK07-90 targeted an untested area of the Southern Western Roscoelite Zone (“SWRZ”) and intersected 1.59 g/t gold reported over 74 metres including 28 metres of 2.53 g/t gold starting at a depth of 88 metres. On the eastern flank of the SWRZ, holes MK07-91 and MK07-97 encountered mainly patchy mineralization near the surface but significant intersections of gold occurred at depth, most notably 27.5 metres of 5.40 g/t gold including 11 metres of 12.73 g/t gold, starting at 219 metres depth. MK07-96 also tested the eastern flank of the SWRZ and intersected significant mineralization below 123 metres, including 33.0 metres of 1.76 g/t gold. This hole was abandoned at 208 metres due to problems with the drill. Hole MK07-99 was an infill hole drilled in the southern portion of the SWRZ. Mineralization was encountered in this hole, including 17.2 metres of 0.95 g/t gold.

MK06-92 is an infill hole in the southern Central Zone that intersected 22.5 metres of 3.34 g/t gold at a starting depth of just over 200 metres. The hole was stopped prematurely due to problems with the drill rig. MK07-95 lies to the east and was drilled to test the eastern extension of historical hole MK00-239.

Additional infill drilling in the Northern Western Roscoelite Zone (“NWRZ”) included holes MK07-93, aimed at the down-dip extension of the NWRZ, and MK07-94 that intersected 53.9 metres of 1.20 g/t gold at a shallow depth of 54 metres. The eastern extension of the NWRZ was tested in hole MK07-98, down-dip from MK06-73. Mineralization was encountered at depth, including 17 metres of 1.19 g/t gold at 237 metres. Hole MK07-100 was drilled to test for a possible northern extension of the NWRZ at depth but no significant intersections were returned.

A possible down-plunge extension of the Black Zone towards the C9 Zone was tested in hole MK07-101. At a depth of 170 metres the hole intersected a sequence of strongly mineralized zones of brecciated intrusive and sandstone hosted semi massive to massive pyrite veining/disseminations, rare chalcopyrite-sphalerite-galena and antimony sulphide veins and fractures. Analysis of the hole returned 81 metres of 1.26 g/t gold and 4.68 g/t silver including 10 metres of 4.85 g/t gold and 21.12 g/t silver. Hole MK07- 102 was testing the same area and encountered very high grade gold at approximately 100 metres depth, returning a 6 metre intersection of 55.95 g/t gold and 105.68 g/t silver, including 1.5 metres of 222.0 g/t gold and 385 g/t silver.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Table 1. Summary of Mt. Kare Drill Hole Intersections Received from April 18th, 2007 to October 15th, 2007

Drill Hole No.	From (m)	To (m)	Intercept (m)	Gold (g/t)	Silver (g/t)

MK07-104	186.0	200.5	14.5	2.27	6.82
	428.0	440.0	12.0	1.25	2.63

MK07-105	No significant intersections

MK07-106	No significant intersections

MK07-107	16.9	26.0	9.1	1.39	4.38

MK07-108	13.0	31.0	18.0	1.17	5.44
Including	13.0	18.6	5.6	2.25	5.06
	289.5	305.0	15.5	1.82	8.42
	398.0	408.5	10.5	1.64	24.46
Including	398.0	404.0	6.0	2.30	39.70

MK07-109	90.0	108.6	18.6	3.11	48.88

MK07-110	5.0	15.0	10.0	2.47	16.85

MK07-111	104.0	113.0	9.0	1.12	2.97

MK07-112	Not sampled

MK07-113	No significant intersections

MK07-114	15.3	23.6	8.3	0.66	3.68

MK07-115	0.0	38.0	38.0	1.06	7.43
Including	31.0	38.0	7.0	2.43	15.89

MK07-116	Not sampled

MK07-117	No significant intersections

MK07-118 to MK07-121	Not sampled

*Holes are not drilled in numerical or sequential order.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

All samples were analysed for gold by PT Intertek Utama Services in Jakarta, part of an internationally recognized lab testing group with ISO 17025 accreditation. Samples were analysed using a 50g fire assay with AA finish for gold and an aqua regia digestion with ICP-OES finish for silver.

In addition to the drill work, Buffalo completed a 330 line, 4,000 kilometre airborne geophysical survey over the 220 square kilometre Mt. Kare Property and the adjacent 142 square kilometre 100%-owned EL 1427 property. Results from previous airborne geophysical surveys have successfully identified magnetic anomalies and related structures, with which the known mineralization at Mt. Kare is associated. The new surveys will be used to identify additional magnetic anomalies and to define exploration and drilling targets.

Surface Exploration Program

Buffalo is evaluating 18 exploration targets defined this year from magnetic surveys over the EL1093 and EL1427 licenses. Exploration programs include geological mapping, pan concentrate, stream sediment and soil sampling programs. (For a map of these targets please refer to the Mt. Kare page of the Buffalo website http://www.buffalogold.ca/s/MtKareProject.asp) Some analytical results are still awaited, and the sampling program is on-going.

Targets were tested both for gold and trace elements. Often gold is not seen in surface samples, but other specific minerals, such as Roscoelite, which are closely associated with high grade gold at Mt. Kare and Porgera, are present. These minerals result in other trace element signatures that show up in tests.

On the EL1093 license area, the exploration team has collected nearly 600 surface samples. Pan concentrate, soil and stream sediment results outline a number of anomalous gold and zinc values in the northern and southern portions of Target 15, six kilometres north-northeast of Mt Kare. Further sampling and geomorphological studies are in progress on these targets. Follow-up sampling and fieldwork will also be carried out to the south and west of Targets 8 and 9, near the boundary with Barrick's Porgera Mine property, where similar anomalies were outlined. On Targets 10 and 11, the Buffalo team has identified anomalies in gold, zinc and arsenic, as well as low-level silver. Buffalo has engaged in follow-up sampling for BLEG analysis, as well as ridge and spur sampling. Target 13 returned only trace gold values but pan concentrates show anomalous and coincident anomalies for strontium, zinc and vanadium.

On the EL1427 license area, the team collected approximately 250 samples. Targets 2 and 16 are the highest priority at this time, as they returned multiple element anomalies, including elevated zinc, vanadium, arsenic, strontium, manganese and chromium, as well as low-level silver. Follow-up sampling for BLEG  analysis, as well as ridge and spur sampling, will be undertaken. Targets 1 and 7 were variously locally  elevated in zinc, arsenic, vanadium, iron, gold and strontium. Target 6 returned strongly anomalous strontium in pan concentrates, as well as arsenic, vanadium and zinc. Buffalo is still waiting for results from Targets 3 and 5.

Line cutting and other preparations are complete in anticipation of an induced polarization (IP) survey in the Mt. Kare area, however Buffalo is waiting for the delivery of equipment, which has been delayed by the supplier to complete the survey.

Proposed Exploration

Buffalo has completed initial exploration of the 18 defined targets.  Some of these warrant follow-up work prior to defining drill targets, some will be dropped. The exploration has been expanded to the area outside of these targets  The company is waiting is waiting for final government approval of EL1575, which is south and west of EL1427 and EL1093. The area of EL1575 is approximately 200 square kilometres.

The proposed exploration program was changed after disappointing results from each of the areas. Previous gold samples were defined as being paleo channels and not from dispersion of an underlying auriferous deposit. Drill testing of Pinuni and Red Hill yielded no significant mineralization. The program was them refocused on the 18 targets currently under investigation and an IP survey scheduled for the end of September to test the possible deep extension of the WRZ at Mt. Kare.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Corridors Project

On the 100% owned Corridors Project, the Company is targeting high-grade epithermal gold deposits. The Company has secured an agreement with BHP Billiton for exclusive use of a recently flown FALCONTM survey. This airborne gravity gradiometer data has been valuable in highlighting quality targets.

Situated in the Drummond Basin the Corridors Project has been the subject of a detailed surface geochemical sampling program. The program has identified two strong gold anomalies one of which has been followed-up by a shallow drill program to be completed in September 2007.

Work to Date

Corridors was the subject of a detailed surface sampling program by the Company in 2006 and follow-up program in early 2007. The program identified two strong gold anomalies and one has been drill tested. The Company has drilled approximately 1,800 metres of a 7,000 metre RAB (rotary air blast) program. Assay results are being evaluated.

Planned Work

The Company plans to follow up on the remaining gold anomalies at the Corridors project using a shallow drill program to be conducted in April 2008. The 2007 budget for exploration work is $199,000.

Oakland Park And Golden Gate Projects

Interpretation of geophysical data has resulted in the recognition of the potential extension of the Croydon Goldfield in Queensland, to the northwest of the Company’s Golden Gate Project. A new 100% Company title, named Oakland Park, has been lodged over the area which has received limited prior exploration due to a likely thin cover of sediments. Major structure is evident in the magnetics data, which strikes into Oakland Park from the contiguous Golden Gate Project.

Work to Date

The Company has not completed any surface work to date on the Oakland Park or Golden Gate properties other than geophysical interpretation.  Work at Golden Gate has comprised collation of previous drill data for the definition of drill targets.

Planned Work

The work plan for 2007 will include finalising a drilling program for both properties. The work budget for 2007 is $250,000.

Cadarga Project

Interpretation of geophysical data has resulted in the recognition of several targets in the Queen May Goldfield in Central Queensland. A new 100% owned Company title, named Cadarga, has been lodged over the area which has received limited prior exploration and drilling.

Work to Date

The Company has not completed any surface work to date on the Cadarga property other than geophysical interpretation. Work at Cadarga has comprised collation of previous reports and geophysical data interpretation for the definition of drill targets.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Planned Work

The work plan for 2007 will include collation of previous work. The work budget for 2007 is $5,000.

Palmer River Project

Interpretation of geophysical data has resulted in the recognition of several targets west of the Palmer River Goldfield in North Queensland. Twelve new 100% owned Company titles, named Palmer River Project, have been lodged over the area, which has received limited prior exploration.

Work to Date

The Company has not completed any surface work to date on the Palmer River properties other than geophysical interpretation.  Work at Palmer River has comprised geophysical data interpretation for the definition of drill targets.

Planned Work

The work plan for 2007 will include collation of previous work. The work budget for 2007 is $5,000.

Exploration Properties - Uranium

Angela & Pamela

The Angela and Pamela uranium project is comprised of two exploration permit applications which cover 35 square kilometres including a historical resource in the Northern Territory.  These applications are currently pending a decision by the Northern Territory Government after putting the resource and surrounding area out to tender in 2006.

Work to Date

In late 2006, the Company submitted its tender for exploration licence applications.  No further work has been carried out pending the decision by the Northern Territory Government to short-list potential successful companies.

Planned Work

The Company did not transfer this project to Bondi and future work is dependent upon the success of the Company’s tender bid.  No budget is allocated in 2007.

As described above, the Company has transferred all of its uranium assets to Bondi in exchange for a 44% stake in that company.

Murphy Ridge

The Company was granted an option, and subsequently acquired a 100% interest in the Murphy Ridge project located in the northeast part of the Northern Territory.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

The Murphy Ridge project comprises five strategically placed exploration permits covering approximately 4,900 square kilometres. The Company has completed an airborne electromagnetic (EM) survey over the Murphy Ridge uranium property. The survey results identify numerous strong conductive and radiometric signatures. Bondi plans to follow up these results with a detailed surface sampling program.

Australia ranks first in the world in known recoverable resources of uranium with 28% of the total. By contrast, Canada ranks third with 14%, but has a leading position in world mine output with 30% of global supply.

The Company signed a binding letter of intent on the Murphy Ridge project and paid an initial A$50,000 non-refundable payment that provided for a due diligence period that expired on October 11, 2006. On completion of the due diligence period, the Company exercised its option and acquired 100% of the project by issuing the vendor 200,000 shares and agreeing to make a further payment of A$50,000 on the anniversary date of the option exercise.

Work to Date

The Company has completed an airborne EM survey over the Murphy Ridge uranium property. The survey results identify numerous strong conductive and radiometric signatures.

Planned Work

Following execution of a letter of intent with Bondi, the Company does not plan to carry out any further work on this project and Bondi will assume the responsibility.

Maureen North

The Maureen North uranium-gold project is comprised of thirteen 100% owned exploration permit applications which cover more than 4,000 square kilometres with potential for hosting uranium and gold deposits in the Georgetown-Townsville uranium field of Queensland.

Work to Date

In late 2006, the Company began a comprehensive integration and review of the available airborne magnetics/ radiometrics and gravity data over the whole property and immediate surrounds with the aim of confirming targets for drill testing. This review has identified several areas that occur in geological and structural settings that warrant further investigation.

Planned Work

The Company does not plan to carry out any further work on this project and Bondi will assume the responsibility.

Juntala

The 100% owned Juntala Project is an exploration licence application covering approximately 800 square kilometres and is located in the Georgetown-Townsville uranium field.

A high amplitude uranium channel radiometric anomaly strikes for over 35 kilometres within the basement rocks of the Juntala Project area. Technical review of the project has highlighted the potential of the area for a sandstone-hosted roll-front uranium deposit within the package of sedimentary rocks. This package has over 50 kilometres of strike length of favourable sedimentary rocks.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

The Company’s program involves initial research of existing data, followed by geophysical surveys and exploration drilling to locate and define ancient river channels.

Work to Date

The Company’s program involved initial research of existing data, followed by geophysical interpretation to locate and define ancient river channels.

Planned Work

The Company does not plan to carry out any further work on this project and Bondi will assume the responsibility.

Lake Amadeus And Lake Neal

The 100% owned Lake Amadeus and Lake Neal projects in the Northern Territory have potential for a sedimentary uranium deposit in calcrete or clays, similar to deposits found in Western Australia.

The Lake Amadeus and Lake Neal projects are comprised of three exploration licence applications covering over 2,000 square kilometres with high amplitude surface uranium anomalies striking for in excess of 60 kilometres. The Company has interpreted the uranium channel within the detailed radiometrics data available and identified more than 20 anomalies.

The Company has filed applications for consents to explore the exploration with the relevant Land Council.

Work to Date

The Company has not yet undertaken any exploration work on these properties.

Planned Work

The Company does not plan to carry out any further work on this project and Bondi will assume the responsibility.

Eromanga

Eight exploration permits were granted in September 2006 over 100 kilometres of stratigraphy prospective for sedimentary-hosted uranium deposits in central Queensland. Radiometrics data show numerous discrete, high-amplitude U channel anomalies along this trend. Individual anomalies have strike lengths of several kilometres.

Sampling of available core from a stratigraphic hole drilled previously by a government department, returned peak values of anomalous uranium up to 20ppm. Strong molybdenum (116ppm) and vanadium (763ppm) are associated with the uranium.

Work to Date

In 2006, the Company staked this property and completed surface scintillometer surveys. These surveys indicted that further work is not warranted.

Planned Work

The Company will not be undertaking further work on the Eromanga property as it has relinquished the properties.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Exploration Properties - Nickel

Hannah 1

The Hannah 1 target was first discovered by a major Australian mining company, but drill testing failed to reach target due to technical difficulties. From geophysical modelling, the target depth had been estimated to be at 450 metres. The Company holds one granted and three exploration licence applications along the Fraser Mobile Belt, covering the Hannah 1 target and five other significant targets in surrounding areas.

The Hannah 1 project is located along major structure, approximately 400 kilometres southeast of Kalgoorlie, along the margin of the Fraser Mobile Belt, with an interpreted Archaean Greenstone terrane to the east. Regionally this area had character in magnetics data that suggests it could contain several significant deposits hosted by mafic rocks.

Work to Date

The Company completed a single deep diamond drill hole at the Hannah base metal prospect. The hole intersected disseminated sulphides at the target depth of 425 metres, with the zone continuing for more than 200 metres. Assay results from the core were not anomalous even with the presence of pyrite. Petrographic work on the samples determined that the environment was not ideal to host nickel, platinum group metals or other base metals of economic interests.  Further drilling is not required and two of the titles have been dropped.

Planned Work

Following evaluation of drill results, the Company decided to stop work on this property and wrote off the accumulated acquistion costs.

Rawlinna

The Rawlinna project is an extension of the Hannah 1 area The Company holds two granted and five exploration licence applications along the Fraser Mobile Belt covering significant targets.

The Rawlinna project is located along major structure, approximately 400 kilometres southeast of Kalgoorlie, along the margin of the Fraser Mobile Belt, with an interpreted Archaean Greenstone terrane to the east. Regionally this area had character in magnetics data that suggests it could contain several significant deposits hosted by mafic rocks.

Work to Date

The Company has completed detailed geophysics interpretation and identified a number of targets warranting ground geophysics and drill testing.

Planned Work

Upon granting of all exploration licences the Company will carry out detailed ground geophysics surveys to locate drill collar positions followed by drill testing of individual targets. The 2007 exploration budget for Rawlinna is A$25,000.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Exploration Properties – Silver and Base Metals

Woodmurra and Callabonna

These two projects are considered to be prospective for silver-zinc-lead deposits. The two granted permits and two applications are 100% owned by the Company and comprise two new project areas named Woodmurra and Callabonna, which are located approximately 50 kilometres east of Oodnadatta, SA (300 kilometres northwest of the giant Olympic Dam copper-gold-uranium mine) and 200 kilometres NNW of Broken Hill respectively.

The four permits cover an area of approximately 1,960 and 1,300 square kilometres respectively of unexplored terrane prospective for buried large silver-zinc-lead deposits. Only one previous drill-hole has tested the basement in the immediate vicinity of the Company’s permits at Woodmurra and encountered high grade metamorphic rock types which would be expected in a sequence that hosts large base metal deposits.  To the west of the Woodmurra permits, the outcropping rocks contain unusual garnet-bearing rocks which are also a hallmark indicator of a prospective sequence.

Work to Date

The Company completed a detailed geophysical interpretation of the area defining areas of interest for focused ground work and drilling.

Planned Work

The Company proposes to carry out detailed ground gravity followed by ground magnetics and drill testing of a range of targets in four to five holes. The 2007 exploration budget for Woodmurra and Callabonna is $25,000.

Red River

This project is considered to be prospective for very large Potosi-style silver-tin deposits.

Two granted exploration permits and six new permit applications are 100% owned by the Company and comprise a new project area named Red River, which is located north and west of the North Maureen project.

The eight permits cover an area of approximately 1,497 square kilometres of an unexplored terrane prospective for buried large silver-tin deposits. Drilling by a competitor exploration company has confirmed the prospectivity if this terrane with a significant intersection of 133m grading 18.3 g/t Ag, 0.15% Sn, 1.1% Zn and 0.36% Cu beneath younger cover sediments.

Work to Date

The Company completed a detailed geophysical interpretation of the area defining 16 target areas of interest for focused ground work and drilling.

Planned Work

The Company proposes to progress these applications through to grant in 2007 and 2008. The 2007 exploration budget for Red River is $5,000.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Equity Investment in Kinbauri

On November 28 2007, Kinbauri announced that it has received an NI 43-101 compliant resource up-date from Ore Reserves Engineering of Lakewood, Colorado following completion of an underground 25-hole, 6,273 metre drill program in October 2007.  Kinbauri has also began a program of underground development for drill access and infill drilling. The current plan is to complete a feasibility study in 2008 and underground development in 2009, with production in Q4 2009 or Q1 2010.

Buffalo is the major shareholder of Kinbauri, holding at September 30, 2007, 25.8% (33% on a fully diluted basis). Buffalo's CEO, Brian McEwen, sits on Kinbauri's board of directors and represents Buffalo’s interests. More information is available on Kinbauri’s website www.kinbauri.com.

SELECTED QUARTERLY INFORMATION

Quarter Ended	Revenue	Loss for the Quarter	Loss per Share Basic and Fully Diluted

December 31, 2005	-	(1,251,321)	(0.08)
March 31, 2006	-	(2,173,109)	(0.10)
June 30, 2006	-	(2,919,643)	(0.10)
September 30, 2006	-	(5,103,850)	(0.16)
December 31, 2006	-	(3,474,613)	(0.08)
March 31, 2007	-	(3,849,560)	(0.07)
June 30, 2007	-	(4,158,761)	(0.07)
September 30, 2007	-	(3,579,467)	(0.05)

The Company began exploration activities on the Red and Mt. Kare Properties in 2005 and issued stock options (with commensurate stock based compensation expense), which resulted in a large increase in net loss. In 2006, expenditures increased again as the Company expanded its operations at Mt. Kare and undertook exploration work in Australia following its March 2006 purchase of Gold FX. The increase in total assets at December 31, 2005 was largely due to cash and cash equivalents on hand following a financing. Total assets increased again in 2006 following the purchase of Gold FX and further financings.

In the second quarter of 2005, the Company’s loss decreased. While expenses increased over those in the first quarter due to due diligence costs associated with the purchase of the Red Property and annual filing fees, they were offset by a gain recorded on settlement of debts. In the third quarter of 2005, expenses increased significantly as the Company became active on the Red Property and undertook investigation on the Mt. Kare Property. In the fourth quarter of 2005, expenses again increased significantly as the Company began operating at Mt. Kare and incurred sizeable stock-based compensation expense.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

In 2006, the most significant factor affecting the quarterly loss was exploration expenditures, as detailed above. In addition, stock-based compensation is a material expense and was $861,000 in the first quarter, $354,000 in the second quarter, $2,668,000 in the third quarter and $nil in the fourth quarter. In the fourth quarter, the Company generated interest income and foreign exchange gain from holding funds denominated in United States dollars; together these represented over $1 million of income.

The net loss decreased in the first quarter of 2007, primarily because of lower administrative expenses. The net loss increased in the second quarter of 2007 with expanded exploration activities, particularly in Australia. The loss increased slightly in the third quarter of 2007, but there were several trends at work: the Company spent about $1.8 million less on exploration activities, but incurred a loss on disposition of marketable securities ($1.1 million) and recorded a $573,000 loss in respect of its proportion of Kinbauri’s loss for the period.

Future trends in exploration expenses will depend on the outcome of the Company’s current exploration initiatives and the ability of the Company to seek additional financing.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

In this discussion of Buffalo’s results of operations and financial condition, amounts, other than per-share amounts, have been rounded to the nearest thousand dollars.

Exploration Expenses

In the quarter ended September 30, 2007, the Company spent $1,369,000 on exploration activities compared to $1,731,000 in the quarter ended September 30, 2006. Of this amount, $1,245,000 was incurred developing the Mt. Kare Property. In addition to the ongoing camp expenses at Mt. Kare, the Company planned and undertook a ground exploration program, the results of which are summarized above. The exploration activities on other properties were much more limited, with the most effort being expended on the Australian gold properties.

Exploration expenses for the nine months ended September 30, 2007 were $7,971,000 with 94% of this being spent on the Mt. Kare Property. Exploration expenses were $4,401,000 for the nine months ended September 30, 2006 and were similarly weighted towards Mt. Kare.

The Company expects exploration expenditures to continue at reduced levels in the remainder of fiscal 2007 as the Company completes a financing and plans exploration on the Sardinian properties.

Administrative Expenses

In the quarter ended September 30, 2007, the Company incurred administrative expenses of $655,000 compared to $3,356,000 in the three months ended September 30, 2006. The decrease was primarily attributable to lower consulting fees and stock-based compensation in the current period.

Consulting fees increased from $184,000 in the third quarter of 2006 to $328,000 in the third quarter of 2007. The increase was due to consulting work undertaken in respect of the Sargold purchase and planning future operations in Sardinia. Investor relations decreased from $290,000 to $72,000 as the Company reduced its corporate communications programs. The Company did not incur any stock-based compensation expense of the third quarter of 2007 but incurred $2,668,000 in the comparative period.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

Administrative expenses for the nine months ended September 30, 2007 decreased to $1,837,000 from $5,716,000 in the prior year. The decrease in expenses for the nine-month period compared to the prior year was also largely attributable stock-based compensation; administrative expenses for the first nine months of 2006, excluding stock-based compensation, were $1,870,000, which is comparable to the 2007 figure. An increase in consulting fees (caused by Sargold-related work, but offset by staff being deployed more effectively or shared with related companies) and professional fees (caused by possible M&A activity) was offset by savings in investor relations due to a lower level of corporate communications activity.

The Company expects that administrative expenses will be higher in the fourth quarter of 2007 as the Company makes year-end accruals and and expands its staff following the Sargold merger.

Other Items

In the third quarter of fiscal 2007, the Company recorded a loss of $1,066,000 on the sale of marketable securities. Following the purchase of an equity interest in Kinbauri, Buffalo records its share in the loss recorded by Kinbauri. It is necessary to adjust this loss as the companies have different accounting policies, with the result that Buffalo’s 25.8% interest in the loss was $573,000. The Company earned $16,000 (2006 - $9,000) of interest income from investments from excess cash. The Company’s invested capital has diminished considerably since the beginning of the year following expenditures on operating and investing activities.

The Company recorded a foreign exchange gain of $14,000 in the third quarter of fiscal 2007 ($453,000 loss for the nine-month period). Much of the nine-month loss in 2007 is due to holding investment funds in United States dollars. The Company is generally affected by changes in exchange rates between the Canadian dollar, United States dollar, Australian dollar and Papua New Guinea kina.

Net Loss

The net loss for the quarter ended September 30, 2007 was $3,579,000 or $0.05 per share as compared with a net loss for the quarter ended September 30, 2006 of $5,104,000 or $0.16 per share. The net loss for the nine months ended September 30, 2007 was $11,588,000 or $0.19 per share while the net loss for the nine months ended September 30, 2006 was $10,197,000 or $0.36 per share.

Share Issuances

In March 2007, the Company issued 17,000,000 common shares for an assignment of the right to acquire up to a 90% interest in the Mt. Kare project, as described in note 8 of the financial statements. These shares had a value of US$1.40, being the closing price on the date of issue, and the total value of the share consideration was $15,298,000.

In June 2007, the Company issued 3,521,648 common shares to Madison Minerals Inc. as consideration in respect of EL1093. The shares had a value of US$0.96 per share, for an aggregate value of $3,375,502.

In the period ended September 30, 2007, warrant holders exercised warrants for the purchase of up to 215,457 common shares at between US$0.50 and US$1.25 per share. In the nine months ended September 30, 2007, stock option holders exercised stock options to purchase 275,000 common shares at between US$0.35 per share and US$0.375 per share. The exercise of warrants and options generated proceeds of $277,000.

Change In Financial Position

At September 30, 2007, the Company had total assets of $34,612,000 as compared to $28,822,000 at December 31, 2006.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

The change in total assets is due primarily to issuance of common shares to Longview (ascribed a value of $15,298,000 as of June 28, 2007, the date that the purchase conditions were fulfilled) and Madison (ascribed a value of $3,376,000) on the acquisition of a greater interest in Mt. Kare Property and the purchase of an equity interest in Kinbauri ($5,637,000), offset by cash expenditures on operating and investing activities.

On a net basis, operating activities in the quarter ended September 30, 2007 consumed cash of $2,027,000 compared to $2,515,000 for the comparative period in 2006. Of the $3,579,000 loss for the period, $2,321,000 related to three items that did not have a cash impact (loss on sale of marketable securities, equity interest in the loss of Kinbauri and unrealized foreign exchange). The remaining reconciling items were comparatively small.

Operating activities for the nine months ended September 30, 2007 consumed cash of $9,507,000. Most of this loss was attributable to the loss for the period of $11,588,000, again adjusted for the significant non-cash items described above.

In the three months ended September 30, 2007, the Company generated $10,000 of cash from financing activities, being share subscriptions from the exercise of stock options. In the comparative period, the Company generated $22,774,000 of cash from financing activities following a large equity financing in September 2006

Financing activities for the nine months ended September 30, 2007 generated $292,000, with $287,000 of this amount coming from the exercise of stock options and warrants.

The Company generated $749,000 from investing activities in the quarter ended September 30, 2007, largely due to the purchase of shares in marketable securities ($741,000). In the comparative period the Company spent $136,000 in investing activities, mostly on marketable securities and the acquisition of exploration properties.

Investing activities generated cash of $8,933,000 in the nine months ended September 30, 2007. The major components of this amount were proceeds on the redemption of bonds and sale of marketing securities ($17,184,000) offset by purchases of marketable securities ($2,652,000) and the equity investment in Kinbauri ($5,637,000). In the comparative period the Company used $1,231,000 in investing activities, mostly on the purchase of marketable securities and the purchase or exploration properties.

The Company had a cash balance of $1,011,000 at September 30, 2007, as compared to a cash balance of $1,369,000 at December 31, 2006 and $23,377,000 at September 30, 2006.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

TRANSACTIONS WITH RELATED PARTIES

During the three months ended September 30, 2007, the Company incurred expenses with parties not at arm’s length as follows:

Party	Director or Officer Fees	Other Fees	Rent	Total
Feehily MacPhedran, Oldfield, Reynolds[1]	$45,000	-	-	45,000
Brian McEwen Consulting Inc. [2]	36,249	-	-	36,249
Lakehead Geological Services Inc. [3]	15,000	4,689	-	19,689
Colourworks Presentation Inc.[4]	-	1,386	-	1,386
J.G. Stewart Law Corporation Ltd. [5]	30,000	-	-	30,000
MCSI Consulting Services Inc. [6]	12,000	-	-	12,000
Longview Capital Partners Incorporated [7]	-	156,384	10,800	167,184
Total	$138,249	$162,459	$10,800	$311,508
[1]	Beneficially owned by Damien Reynolds, the Company’s CEO and a director.
[2]	Beneficially owned by Brian McEwen the Company’s president and COO and a director.
[3]	Beneficially owned by a Douglas Turnbull, a director. Other fees relate to technical services.
[4]	Beneficially owned by a spouse of a director
[5]	Beneficially owned by James G. Stewart, a director.
[6]	Simon Anderson, an officer of the Company holds a 50% interest.
[7]

Has shareholders and one director in common with the Company. Other fees relate to investor relations services ($37,500) and technical services, including those of our VP Corporate development ($118,884).

In 2006, the Company entered into a premises lease agreement in conjunction with Tournigan Gold Corporation, Longview Capital Partners Incorporated and Bayswater Uranium Corporation, which have one or more directors in common with the Company. The lease calls for annual basic rent of up to $308,000 over the period ending February 27, 2013. The Company does not expect to pay this amount, but would be responsible for satisfying the liability in the event that the other companies did not contribute.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

In January 2007, the Company acquired 1,700,000 common shares of Madison at a cost of $1,445,000 from Longview Capital Partners Incorporated, which has a director and officer in common with the Company.

In March 2007 Buffalo issued 17,000,000 common shares to Longview, further to its agreement with Longview Capital Partners Limited a company with a director/officer in common with the Company, which is a shareholder of the Company) and Madison (a company with a director in common with the Company in which the Company owns shares).  The shares are subject to escrow over an 18-month period.

In June 2007, the Company acquired a 60% interest in Madison PNG (which owns a 90% interest in EL1093) by making a payment of $500,000 (settled through the issuance of 521,648 common shares) and issuing a further 3,000,000 common shares to Madison. The value of the common shares was $3,375,502.

In May 2007, the Company acquired 1,445,500 shares of AMI Resources Inc., a publicly traded company, at a cost of $670,782. Longview Capital Partners Incorporated, a company with a director in common with the Company, is a significant shareholder of AMI Resources Inc.

In November 2007, the Company sold certain British Columbia mineral claims (the Lodestone claims) acquired on the Sargold merger to certain Sargold shareholders for one dollar.

In November 2007, the Company borrowed $150,000 from Kyoto Planet Group Inc. and $450,000 from Longview Capital Partners Incorporated, both companies have a director in common with Buffalo. The loans are due on demand and bear interest at 8% per year.

Buffalo currently retains its management on a month-to-month basis. There was a contractual commitment to pay monthly compensation to Brian McEwen Consulting Inc. for Brian McEwen’s services, but the contract expired and the arrangement continues on a month-to-month basis.

LIQUIDITY AND CAPITAL RESOURCES

The Company's exploration activities have been funded through the sale of share capital and the Company expects that it will continue to be able to utilize this source of financing until it develops cash flow from its operations. There are no assurances that the Company can continue to obtain such financings; failure to obtain funding would result in the curtailment of exploration activities until such financing could be obtained.

At September 30, 2007, the Company’s working capital position was $1,952,000, down from $19,577,000 at December 31, 2006, due primarily to cash consumed by operations and the purchase of marketable securities and an equity interest in Kinbauri.

The Company does not have sufficient resources to fund its operations for 12 months and will be required to raise further capital. Such funding may not be available on reasonable terms or at all. The Company currently has minimal cash on hand and is seeking additional financing. There is no assurance that the Company will be able to raise funds.

Apart from the initiatives discussed above, the Company is not aware of any trends, commitments or events that may affect its liquidity in the foreseeable future. The Company has not made any commitments for capital expenditures. Material increases or decreases in the Company's liquidity will be substantially determined by the success or failure of raising additional funds through private placements and its planned exploration on its properties.

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BUFFALO GOLD LTD.

QUARTERLY REPORT

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

OFF-BALANCE SHEET ARRANGEMENTS

The Company has not engaged in any off-balance sheet arrangements such as obligations under guarantee contracts, a retained or contingent interest in assets transferred to an unconsolidated entity, any obligation under derivative instruments or any obligation under a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the Company or engages in leasing, hedging or research and development services with the Company.

ADOPTION OF ACCOUNTING POLICIES

The Company’s significant accounting policies were disclosed in the December 31, 2006 audited financial statements.

On January 1, 2007, the Company adopted The Canadian Institute of Chartered Accountants Handbook Section 1530 "Comprehensive Income", Section 3251 "Equity", Section 3855 "Financial Instruments - Recognition and Measurement" and Section 3861 "Financial Instruments - Disclosure and Presentation", as described in note 4 of the financial statements.

In June 2007, the Company acquired a 25.8% interest in Kinbauri. The Company accounts for its investment in Kinbauri on an equity basis as described in note 3 of the financial statements.

FINANCIAL AND OTHER INSTRUMENTS

Fair value - The fair value of cash and cash equivalents, receivables, notes receivable, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of these financial instruments.

Exchange risk - Many of the Company’s expenses are denominated in Papua New Guinea Kina, Euros and Australian dollars. The Company does not currently hedge its foreign exchange positions and so is exposed to foreign exchange risk on its Papua New Guinea, Italian and Australian operating budgets.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk on financing activities. The Company is exposed to interest rate risk on its invested funds.

Credit risk - The Company currently places substantially all of its cash in accounts with a Canadian chartered bank and is therefore not subject to significant credit risk. The Company may be exposed to credit risk if it were to place significant funds in a bank account in Papua New Guinea.

OUTSTANDING SHARE DATA

The Company has one class of authorized capital, being an unlimited number of common shares without par value. At the date of this report, the Company has issued 89,073,619 common shares. The Company has 3,398,500 stock options with exercise prices ranging from US$0.35 to US$2.08 and 10,344,929 share purchase warrants outstanding with exercise prices ranging from US$0.50 to US$2.25. In addition, the Company has committed to issue 1,638,762 stock options and 6,492,858 warrants to Sargold security holders (see Sargold Merger section above). Accordingly, the maximum number of common shares that are issuable is 110,948,668

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